Exhibit 10.27

SUBLEASE AGREEMENT

TillS SUBLEASE AGREEMENT (this “Sub-Lease”) is made and entered into by and between MILLICOM INTERNATIONAL SERVICES, LLC, a Florida limited liability company, as sublessor (“Sub-Lessor”) and VERTICE TECHNOLOGIES, LLC, a Florida limited liability company, as sublessee (“Sub-Lessee”).

WHEREAS, Sub-Lessor is the Tenant under an Office Space Lease with an effective date of April 9, 2012 (the “Original Office Lease”) between 396 ALHAMBRA, LLC, a Florida limited liability company, as landlord (“Prime Landlord”) and MILLICOM INTERNATIONAL SERVICES, LLC, (the “Prime Lease”) for Floors 11 and 12 of the building located at 396 Alhambra Circle, Coral Gables, FL 33134 (the “Premises”) and Sub-Lessor warrants that the Original Office Lease, together with the First Amendment to Lease Agreement dated January 31, 2013 and the Second Amendment to Lease Agreement dated June 22, 2016 (collectively, the “Prime Lease”) is, as of the date of this Sub-lease, in full force and effect and no event of default has occurred under the Prime Lease; and

WHEREAS, Sub-Lessor has agreed to sublease to Sub-Lessee and Sub-Lessee has agreed to sublease part of the Premises, consisting of the 11th floor of the building located at 396 Alhambra Circle, Coral Gables, FL 33134 consisting of 11,153 rentable square feet (the “Sub-Lease Premises”) a diagram/ floor plan of which is attached hereto and incorporated herein as Exhibit “A”; and

WHEREAS, Sub-Lessee shall perform all affirmative covenants and shall refrain from performing any act that is prohibited by the negative covenants of the Prime Lease where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sub-Lease Premises; and,

WHEREAS, Sub-Lessor and Sub-Lessee agree that the terms and conditions of the Prime Lease are incorporated herein by reference and Sub-Lessee hereby acknowledges that it has received a copy of said Prime Lease.

NOW, THEREFORE, the parties agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein by reference.

2. Premises. Sub-Lessor hereby subleases to Sub-Lessee the Sub-Lease Premises, along with the furniture and removable fixtures therein, which consists of the property identified on Exhibit “B”. The Sub-Lessee accepts and receives access to the Sub-Lease Premises in “As Is, Where Is Condition”.

3. Term. This Sub-Lease shall commence on November 1, 2019 or such later date identified as the commencement date in the Prime Landlord Consent (defined below) (the “Commencement Date”) and shall terminate along with the Prime Lease, which expires on May 31, 2023 (the “Sub-Lease Term”). This Sub-Lease is contingent upon the consent of the Prime Landlord pursuant to such form of consent agreement as agreed to by Landlord, Sub-Lessor and Sub-Lessee

(the “Prime Landlord Consent”). If the Prime Landlord Consent is not obtained within sixty (60) days from the date of execution of this Sub-Lease, this Sub-Lease shall automatically be rendered null and void. Any cost of the Landlord and Sub-Lessor to obtain the Prime Landlord Consent shall be borne by the Sub-Lessor.

4. Rental and Security Deposit. Sub-Lessee agrees to pay to Sub-Lessor, at the office of Sub-Lessor or at such other place as Sub-Lessor may from time to time hereafter designate in writing, rent in the amount of Forty One Dollars per square foot ($41.00/sq. ft.) per year, plus applicable sales tax, payable in advance on the 1st day of each month during the Sub-Lease Term, and increasing by 3% annually, beginning on November 1, 2020, commencing four (4) months after the Commencement Date of this Sublease. For purposes of clarification, no monthly rent shall be due or payable by Sub-Lessee for the first four (4) months of this Sub-Lease. The initial monthly rent shall be $38,106.08 plus sales tax, currently equal to $2,667.43 for a total of $40,773.50, payable monthly (“Rent”). In the event that Sub-Lessee is more than five (5) days late in payment of rent, Sub-Lessee shall pay a late fee equal 5% of the month’s rent, in addition to the interest accruing on the rent or other payments not made by the 5th of every month in accordance with Article 17.7, of the Prime Lease, incorporated herein and made a part hereof, whereby all installments of Rent and any other payments due Sub-Lessor not paid within five (5) days of when due and payable shall bear interest at the Applicable Rate which shall mean the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum rate permitted by applicable law, from the date due until paid and shall be subject to a late charge in an amount equal to five percent (5%) of the amount due. The payment of such interest shall not excuse or cure any default by Sub-Lessee under this Sub-Lease, unless otherwise specifically provided herein. In the event any check, bank draft or negotiable instrument given for any payment under this Sub-Lease shall be dishonored at any time for any reason whatsoever not attributable to Sub-Lessor, Sub-Lessor shall be entitled, in addition to any other remedy available as described in this Section, to an administrative charge of $250.00. In the event that it shall be necessary for Sub-Lessor to give more than two (2) written notices to Sub-Lessee during any twelve (12) month period for any violation of this Lease related to a late payment of Rent, Sub-Lessor shall be entitled to make an additional late charge to Sub-Lessee of $250.00, for each such additional notice. Sub-Lessee recognizes and agrees that the charges which Sub-Lessor is entitled to make upon the conditions stated in this Section represent, at the time this Sub-Lease is made, a fair and reasonable estimate and liquidation of the costs of Sub-Lessor in the administration of the building located at 396 Alhambra Circle, resulting from the events described which costs are not contemplated or included in any Rent or other charges provided to be paid by Sub-Lessee to Sub-Lessor in this Sub-Lease. Any charges becoming due under this Section of this Sub-Lease shall be added and become due with the next ensuing monthly payment of Rent and shall be collectible as a part thereof. Upon the receipt of the Prime Landlord Consent and the execution hereof by the parties, the Sub-Lessee shall deposit with Sub-Lessor the amount of $163.094.04 as a security deposit (the “Security Deposit”) by the Sub-Lessor, which shall include advance rent for months five (5) and thirteen (13). For purposes of clarification, Sub-Lessor shall remain responsible to, and Sub-Lessee shall have no obligation to, pay to Prime Landlord “Base Rent” under the Prime Lease.

5. Additional Rent. Sub-Lessee shall pay, as Additional Rent, its proportional share of any “Operating Costs”, “Tax Costs”, and “Other Rent” assessed to the Sub-Lessor under Article 5 of the Prime Lease, but only with respect to the Sub-Lease Premises and only to the extent these exceed the amounts charged for the year 2020. This provision shall outlive the Lease. For purposes of clarification, no such incremental “Operating Costs”, “Tax Costs”, and “Other Rent” shall be due or payable by Sub-Lessee for the years 2019 and 2020. The Sub-Lessee agrees to pay, on a monthly basis beginning on January 1, 2021, its pro-rata share of the incremental “Operating Costs”, “Tax Costs”, and “Other Rent” as defined in the Prime Lease, plus applicable sales tax, but only with respect the Sub-Lease Premises to the Sub-Lessor. Sub-Lessee agrees to pay any such assessment attributable to the Sub-Lease Premises for the Sub-Lease Term even if Sub-Lessee is billed subsequent to the end of the Sub-Lease Term. The terms of this Section 5 as to the Base Year utilized for the purposes of Additional Rent under this Sublease and for the payments payable with respect to the Sub-Lease Premises shall prevail over the provisions in the Prime Lease.

6. Assignment or Sub-sub-Lease. Sub-Lessee may not assign its interest in this Sub-Lease and/or sublet all or part of the Sub-Lease Premises without the prior written approval of both the Sub-Lessor and the Prime Landlord.

7. Maintenance and Repairs. Except for those services and repairs which the Prime Landlord must perform pursuant to the Prime Lease, Sub-Lessee shall, at its own expense, keep and maintain the Sub-Lease Premises clean and safe and in good order and repair. Subject to the preceding sentence, Sub-Lessee shall be responsible for and shall pay for all maintenance, repairs and replacements to the Sub-Lease Premises and its equipment, to the extent Sub-Lessor is obligated to perform them under the Prime Lease.

8. Use of Premises. The Premises shall be used and occupied only as and for non-governmental business office.

9. Parking. Sub-Lessee consents to be bound by the Parking Rules and Regulations as described in Exhibit K to the Prime Lease, as amended from time to time.

10. Insurance. Sub-Lessee, at its expense, shall maintain liability insurance including bodily injury and property damage and property insurance insuring Sub-Lessee and Sub-Lessor in the minimum coverage required under the Prime Lease, naming Sub-Lessor as well as the Prime Landlord in the manner required in the Prime Lease. Sub-Lessee shall provide Sub-Lessor and Prime Landlord with a Certificate of Insurance showing Sub-Lessor and Prime Landlord as additional insured. The Certificate shall provide for a thirty-day written notice to Sub-Lessor and Prime Landlord in the event of cancellation or material change of coverage. Sub-Lessor and Sub-Lessee each hereby waive any and all right of recovery, claim, action or cause of action against the other, their respective agents, officers and employees (a) for the loss or damage that may occur to the Sub-Leased Premises, the building located at 396 Alhambra Circle. Coral Gables, FL 33134, or any of the improvements thereto or property therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of a standard fire and extended coverage insurance policy or policies, with vandalism, malicious mischief and all-risk coverage, or (b) for which Sub-Lessor or Sub-Lessee may be reimbursed as a result of insurance coverage affecting any loss suffered by either party, regardless of cause or origin, including the negligence of Sub-Lessor or Prime Landlord or Sub-Lessee or their respective agents, officers and employees. In addition, all insurance policies carried by either party covering the Sub-Lease Premises, the building located at 396 Alhambra Circle or contents, shall expressly waive any right on the part of the insurer against the other party for damage to or destruction of the Sub-Lease Premises, the building located at 396 Alhambra Circle or contents, resulting from the acts, omissions or negligence of the other party.

11. Alterations. Sub-Lessee will make no alterations, additions or improvements in or to the Sub-Lease Premises, other than those of a cosmetic or non-structural nature, without the prior written consent of Sub-Lessor and Prime Landlord. All additions, fixtures and improvements made by Sub-Lessee subsequent to the date of this Sub-Lease shall be and remain a part of the premises at the termination of this Sub-Lease unless Sub-Lessor and Prime Landlord shall require, by giving written notice thereof to Sub-Lessee, either when Sub-Lessor and Prime Landlord consents in writing to such alterations, improvements or additions or at any time prior to the termination of this Sub-Lease, that the same, or any part thereof, be removed at the termination of this Sub-Lease. Any alterations or improvements made by Sub-Lessee shall be made in good, workmanlike manner and in compliance with applicable building and zoning codes by appropriately Florida licensed contractors and shall be made at Sub-Lessee’s own expense and in accordance with the Prime Lease. Upon the termination or expiration of this Sub-Lease, Sub-Lessee shall tender the Sub-Lease Premises in a manner consistent with Articles 16.1 and 16.2 of the Prime Lease Except for the furniture and fixtures identified on Exhibit B, Sub-Lessor shall deliver the Sub-Lease Premises on the Commencement Date with no other furniture or fixtures requiring removal upon the termination or expiration of the Sub-Lease. Sub-Lessor and Sub-Lessee agree that the items set forth on Exhibit B shall become the property of the Sub-Lessee on the Commencement Date of this Sub-Lease for no additional consideration.

12. Surrender. Upon the termination of this Sub-Lease, whether by forfeiture, lapse oftime or otherwise, or upon the termination of Sub-Lessee’s right to possession ofthe Sub-Lease Premises, Sub-Lessee will promptly, and without demand, surrender and deliver up the Sub-Lease Premises, together with all fixtures therein and improvements in good condition and repair, reasonable wear and tear and damage excepted and taking into consideration the existing condition of the Building. Such fixtures and improvements shall include all plumbing, lighting, light fixtures, water heater (if any), electrical, heating, cooling and ventilating fixtures and equipment and air conditioning, together with all duct work. Except as otherwise specifically herein provided, all additions and all improvements, temporary or permanent, in or upon the Sub-Lease Premises placed there by Sub-Lessee shall become Sub-Lessor’s property and shall remain upon the Sub-Lease Premises upon such termination of this Lease by lapse of time or otherwise, without compensation or allowance or credit to Sub-Lessee, unless Sub-Lessor requests their removal in writing at or before the time of such termination of this Sub-Lease. If Sub-Lessor requests the removal of Sub-Lessee’s improvements or fixtures, Sub-Lessee shall repair any injury or damage to the Sub-Lease Premises which may result from such removal and restore the Sub-Lease Premises to substantially the condition they were in as of the date of this Sub-Lease, ordinary wear and tear excepted. If at the termination of this Sub-Lease, Sub-Lessee’s personal property has not been removed from the Sub-Lease Premises, it shall be irrebuttably presumed that Sub-Lessee has abandoned such property and Sub-Lessor is authorized to remove and discard, at Sub-Lessee’s expense, such property without prior notice to Sub-Lessee. Sub-Lessor shall have no responsibility to safeguard such property or to dispose of it in a commercially reasonable manner.

13. Holding Over. Any holding over by Sub-Lessee of the Sub-Lease Premises after the expiration of this Sub-Lease shall operate and be construed to be a tenant at sufferance, and shall be charged a monthly rental of double the monthly rate of rent payable during the last year of the Sub-Lease Term.

14. Indemnification. In consideration of the Sub-Lease Premises being leased to Sub-Lessee, Sub-Lessee agrees: That Sub-Lessee at all times will indemnify and keep harmless Sub-Lessor from all losses, damages, liabilities and reasonable, out-of-pocket expenses, which may arise or be claimed against Sub-Lessor and be in favor of any person, firm or corporation, for any injuries or damages to the person or property of any person, firm or corporation, arising from the use or occupancy of the Sub-Lease Premises by Sub-Lessee (its agents, servants, employees, licensees, customers or invitees), or Sub-Lessee’s violation of any applicable laws, statutes, ordinances or regulations; provided, however Sub-Lessee shall have no obligation to indemnify the Sub-Lessor from and against any losses, damages, liabilities and reasonable, out-of-pocket expenses (i) arising out of or in connection with the breach by Sub-Lessor of its representations or warranties contained herein or the default of Prime Landlord or Sub-Lessor in the performance of any of their respective obligations under the terms of this Sub-Lease or the Prime Lease, as applicable, (ii) arising out of or in connection with the negligence or willful misconduct of Prime Landlord or Sub-Lessor, and/or (iii) covered by the insurance required to be maintained hereunder or under the Prime Lease by Prime Landlord. Sub-Lessor at all times will indemnify and keep harmless Sub-Lessee from all losses, damages, liabilities and reasonable, out-of-pocket expenses, which may arise or be claimed against Sub-Lessee and be in favor of any person, firm or corporation, for any injuries or damages to the person or property of any person, firm or corporation, arising from the use or occupancy of the Premises (other than the Sub-Lease Premises) by Sub-Lessor (its agents, servants, employees, licensees, customers or invitees), Sub-Lessor’s violation of any applicable laws, statutes, ordinances or regulations, the breach by Sub-Lessor of its representations or warranties contained herein or the default of Sub-Lessor in the performance of any of its obligations under the terms of this Sub-Lease or the Prime Lease, or the negligence or willful misconduct of Sub-Lessor, its agents, employees, contractors, clients, licensees, sub-subtenants, assignees, visitors or invitees. Notwithstanding anything contained in this Section to the contrary, neither Sub-Lessor nor Sub-Lessee shall be liable for any consequential or punitive damages pursuant hereto.

15. Waiver and Release. Sub-Lessee, as a material part of the consideration to Sub-Lessor for this Sub-Lease, by this Article 14, waives and releases all claims against Sub-Lessor, and its agents and employees with respect to matters for which Sub-Lessor has disclaimed liability pursuant to the provisions of this Sub-Lease. Except for any damage or injury to person or property on the Sub-Lease Premises to the extent directly due to the negligence or willful misconduct of Sub-Lessor, Sub-Lessee covenants and agrees that Sub-Lessor and its agents and employees will not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage (including consequential damages) to persons, property or Sub-Lessee’s business occasioned by any acts or omissions of any other tenant, occupant or visitor of the building located at 396 Alhambra Circle, or from any cause, either ordinary or extraordinary, beyond the control of the Sub-Lessor.

16. Quiet Enjoyment. Subject to the terms, conditions, covenants and provisions of this Lease and the Prime Lease, Sub-Lessor agrees that Sub-Lessee shall and may peaceably have, hold and enjoy the Sub-Lease Premises, without hindrance or molestation by Sub-Lessor.

17. Subordination. Provided that Sub-Lessor or Prime Landlord requests a non-disturbance agreement from any applicable mortgagee in form and substance reasonably acceptable to Sub-Lessee, this Sub-Lease shall be subject and subordinate to any mortgage which shall become a lien on the fee title to the real property of which the Sub-Lease Premises are a part. Subject to the preceding sentence, Sub-Lessee agrees to execute in the manner required for recording in the public records of Miami-Dade County, Florida, an instrument reflecting such subordination upon request therefore by Sub-Lessor and/or Prime Sub-Lessor and may not unreasonably withhold or delay its approval of the same.

18. Liens. Sub-Lessee further agrees that it will pay all liens of contractors, subcontractors, mechanics, laborers, materialmen and other items of like character, and will indemnify Sub-Lessor and/or Prime Landlord against all legal costs and charges, bond premiums for release of liens, including counsel fees (and appellate counsel fees) reasonably incurred in and about the defense of any suit in discharging the Sub-Lease Premises or any part thereof from any liens, judgments or encumbrances caused or suffered by Sub-Lessee. It is understood and agreed between the parties hereto that the costs and charges above referred to shall be considered rent due and shall be included in rent. Under F.S. 713.10, the interest of Sub-Lessor and/or Prime Landlord shall not be subject to liens for any improvements by or for Sub-Lessee. Sub-Lessee herein shall not have any authority to create any liens for labor or material on Sub-Lessor’s and/or Prime Landlord’s interest in the Sub-Lease Premises and all persons contracting with Sub-Lessee for the destruction or removal of any part of the Sub-Lease Premises or for the erection, installation, alteration, or repair of any improvements on the Sub-Lease Premises, and all materialmen, contractors, mechanics and laborers are hereby charged with notice that they must look to Sub-Lessee and to Sub-Lessee’s interests only in the above described property to secure the payment of any bill for work done or material furnished during the rental period created by this Sub-Lease. A memorandum of this to that effect may be recorded by the Sub-Lessor and/or Prime Landlord in the official Record of Miami-Dade County.

19. Default. Sub-Lessee further agrees that any one or more of the following events shall be considered events of default (a “Sub-Lessee Default”) as said term is used herein and Sub-Lessee shall be in default if any of the following occurs:

A.

Sub-Lessee shall fail to pay any installment of Rent as herein provided within five (5) days of when due. Sub-Lessee shall be entitled to one (1) courtesy notice per calendar year from Sub-Lessor that Rent is delinquent, and Sub-Lessee shall deliver payment to Sub-Lessor within five (5) days of receiving notice.

B.

Sub-Lessee shall violate or fail to perform any of the other conditions, covenants or agreements herein made by Sub-Lessee and such default shall continue for twenty (20) days after Notice .from Sub-Lessor; provided that if the nature of Sub-Lessee’s violation or failure to perform is such that more than twenty (20) days are reasonably required for its cure, then, unless any continuation beyond said twenty (20) days is materially prejudicial to Sub-Lessor (i.e. failure of Sub-Lessee to maintain insurance, or eliminate safety hazards on Sub-Lease Premises), Sub-Lessee shall not be deemed to be in default if Sub-Lessee commences such cure within said twenty (20) day period and thereafter diligently and continuously prosecutes such cure to completion.

C.

The filing of a petition by or against Sub-Lessee for adjudication as bankrupt, or insolvent, for its reorganization or for the appointment of a receiver or trustee of Tenant’s property, if not vacated within sixty (60) days .from the date of filing.

D.

Seizure of the Sub-Lease Premises or any of Sub-Lessor’s leasehold improvements contained in the Sub-Lease Premises under any levy, execution, attachment or other process of court where the same shall not be promptly vacated or stayed on appeal or otherwise or if Sub-Lessee’s interest in the Sub-Lease Premises is sold by judicial sale and the sale is not promptly vacated or stayed on appeal or otherwise.

E.

An assignment by Sub-Lessee for the benefit of creditors; or the taking of possession of the property by Sub-Lessee by any governmental officer or agency pursuant to statutory authority for the dissolution or liquidation of Sub-Lessee.

F.	Sub-Lessee vacates or abandons substantially all of the Sub-Lease Premises and fails to pay Rent.

20. Sub-Lessor Remedies. Upon the occurrence of any one or more Sub-Lessee Default which is continuing, Sub-Lessor may upon not less than three (3) days’ prior written notice to Sub-Lessee terminate this Sub-Lease (unless such Sub-Lease Default has then been cured). Upon termination of this Sub-Lease, Sub-Lessor may re-enter the Sub-Lease Premises, pursuant to process of law, and remove all persons, fixtures, and chattels therefrom and Landlord shall not be liable for any damages resulting therefrom. Upon the occurrence of any one or more Sub-Lessee Default which is continuing, Sub-Lessor may repossess the Sub-Lease Premises pursuant a detainer suit or other process of law, or otherwise, upon three (3) days’ prior written notice and without terminating this Lease, in which event Sub-Lessor shall use commercially reasonable efforts to relet all or any part of the Sub-Lease Premises for such rent and upon such terms as shall be reasonably satisfactory to Sub-Lessor including the right to relet the Sub-Lease Premises for a term greater or lesser than that remaining under the Sub-Lease Term, and the right to relet the Sub-Lease Premises as part of a larger area, and the right to change the character or use made of the Sub-Lease Premises. For the purpose of such reletting, Sub-Lessor may decorate or make any repairs, changes, alterations or additions in or to the Sub-Lease Premises that may be necessary. If, notwithstanding Sub-Lessor’s commercially reasonable efforts, Sub-Lessor does not relet the Sub-Lease Premises, Sub-Lessee shall remain responsible to Sub-Lessor for the payment of all loss of rent then in default and unpaid prior to Sub-Lessor’s repossession of the Sub-Lease Premises and Sub-Lessee shall pay to Sub-Lessor all rent provided herein to be paid by Sub-Lessee to Sub-Lessor, as and when due until the expiration of the Sub-Lease Term, without acceleration, said payments to be made on the days on which rent or additional rent is due and payable hereunder. If the Sub-Lease Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the reasonable expenses of such decorations, repairs, changes, alterations, and additions, the expenses of such reletting and the collection of the rent accruing therefrom (including, but not by way oflimitation, reasonable attorneys’ fees and brokers’ commissions) to satisfy the rent herein provided to be paid for the remainder of the Sub-Lease Term, Sub-Lessee shall pay to Sub-Lessor any deficiency, and Sub-Lessee agrees that Sub-Lessor may file suit to recover any sums falling due under the terms of this Section 20 from time to time. Any sums or other consideration received by Sub-Lessor on a reletting in excess of the rent reserved in this Lease shall belong to Sub-Lessor. Sub-Lessor agrees to use commercially reasonable efforts to mitigate Sub-Lessee’s damages.

Notwithstanding any other provision of this Sub-Lease, if Sub-Lessee shall default in the payment of any rent and/or any other payments required of Sub-Lessee, or any part thereof, and if such default shall continue following written notice from Sub-Lessor to Sub-Lessee for a period of three (3) days thereafter, Sub-Lessor may, without terminating this Lease, institute any action, suit or proceeding provided for by law against Sub-Lessee from time to time to recover any of the aforesaid sums which at the commencement of any action, suit or proceeding shall then be due and payable and which shall thereafter be due and payable to Sub-Lessor under any provisions hereof, without waiting until the end of the Sub-Lease Term; and neither the institution of such action, suit or proceeding nor the settlement thereof or entering of judgment therein shall terminate this Sub-Lease, nor shall it bar Sub-Lessor from bringing subsequent actions, suits or proceedings from time to time for any sum or sums of any kind which shall thereafter become due and owing from Sub-Lessee to Sub-Lessor under any of the terms of this Sub-Lease.

21. Sub-Lessor’s Rights. Sub-Lessor reserves the right, on reasonable prior written notice, to inspect the Sub-Lease Premises or to exhibit them to persons having a legitimate interest at any time during the Sub-lease term.

22. Prime Lease and Estoppel. Notwithstanding anything in this Sub-Lease to the contrary, Sub-Lessee shall not be obligated to perform with respect to the Sub-Lease Premises any of the obligations of the tenant under the Prime Lease which, by their nature, are imposed upon the party entitled to possession of the Premises, other than the Sub-Lease Premises, and any other provisions thereof which are inapplicable, inappropriate and/or inconsistent with the express terms or general intent and sense hereof or the subleasing of the Sub-Lease Premises, which are expressly excluded from incorporation herein. Sub-Lessor immediately will forward to Sub-Lessee a copy of any notice of default relating to the Sub-Lease Premises that is received from the Prime Landlord.

Sub-Lessor agrees to keep the Prime Lease in full force and effect through the Sub-Lease Term, to perform its obligations under the Prime Lease, which are not to be performed by Sub-Lessee pursuant to the terms of this Sublease, and to do no act or make no omission which might create a default or might occasion or permit the termination of the Prime Lease. Sub-Lessor shall cooperate with Sub-Lessee in seeking to obtain the performance of Prime Landlord, under the Prime Lease for the benefit of Sub-Lessee. In addition, Sub-Lessee shall have the right to take any action against the Prime Landlord in its own name and for that purpose and Sub-Lessee shall be subrogated to the rights of Sub-Lessor with respect to the Sub-Lease Premises. If any such action against the Prime Landlord in Sub-Lessee’s name is barred by reason of lack of privity, non-assignability or otherwise, Sub-Lessor shall permit Sub-Lessee to take such action in Sub-Lessor’s name. If Sub-Lessor receives, or would otherwise be entitled to, an abatement of rent under the Prime Lease relating to the Sub-Lease Premises, Sub-Lessee shall receive a corresponding abatement of rent payable hereunder. To the extent Sub-Lessor’s obligations under the Prime Lease are subject to exceptions, qualifications and limitations as to a particular matter, Sub-Lessee’s obligations under this Sub-Lease as to such matter shall be subject to the same exceptions, qualifications and limitations.

Sub-Lessor will perform all of the obligations of the tenant pursuant to the Prime Lease, except those undertaken by Sub-Lessee pursuant to this Sublease. Sub-Lessor will not consent to a termination of the Prime Lease (for reasons other than casualty or condemnation), or to an amendment, modification, assignment, assignment or sublease of the Prime Lease that adversely affects the Sub-Lessee and/or the Sub-Lease Premises, without the consent of the Sub-Lessee, to be granted or withheld in Sub-Lessee’s sole discretion. Notwithstanding anything contained herein to the contrary, Sub-Lessee shall have no obligation or liability (i) for any charge, cost or expense under the Prime Lease, which arises prior to the date of this Sub-Lease or (ii) under any provision of the Prime Lease, which pertains to the Premises (other than the Sub-Lease Premises) or is otherwise inapplicable to the Sub-Lease Premises.

Sub-Lessor hereby represents to Sub-Lessee that (i) it is the lawful owner of the leasehold interest in the Premises created pursuant to the Prime Lease, (ii) the Prime Lease is in full force and effect, a true, correct and complete copy of the Prime Lease is attached hereto as Exhibit “C” and, except as set forth on Exhibit “C” attached hereto, the Prime Lease has not been modified, amended, supplemented or canceled, (iii) Sub-Lessor knows of no existing circumstances which, with the passage of time, or giving of notice, or both, would give rise to a default under the Prime Lease, (iv) neither Sub-Lessor, nor to Sub-Lessor’s knowledge, Prime Landlord is now in default under the Prime Lease, (v) Sub-Lessor has no claim of offset, setoff or counterclaim to the payment of rent and other charges payable under the Prime Lease and Sub-Lessor has no defenses to enforcement of the Prime Lease in accordance with its terms, (vi) there are no pending suits, proceedings, judgments, bankruptcies, liens or executions against Sub-Lessor or any affiliate of

Sub-Lessor that would affect the Prime Lease, including, without limitation, under the bankruptcy laws of the United States or any state thereof, and (vii) to Sub-Lessor’s knowledge, the Subleased Premises currently are, as of the date of this Sub-Lease, in compliance with all codes and regulations pursuant to any federal, state or local governmental laws or regulation.

23. Casualtv and Condemnation. If all or a portion of the Sub-Lease Premises is damaged or destroyed by fire or other casualty, Sub-Lessee shall be entitled to an abatement of rent and additional rent with respect to that portion of the Sub-Lease Premises rendered unusable by such casualty that is granted to Sub-Lessor by the Prime Landlord. If as a result of casualty damage to or condemnation of all or any portion of the Building or the Premises, either the Prime Landlord or Sub-Lessor exercises the right to terminate the Prime Lease pursuant to Sections 13 or 14 thereof, Sub-Lessor shall promptly provide Sub-Lessee with a copy of the relevant termination notice and this Sub-Lease shall terminate on the date upon which the Prime Lease terminates. In the event that this Sub-Lease is terminated as set forth herein, this Sub-Lease shall expire and any and all of Sub-Lessee’s interest in the Sub-Lease Premises shall terminate on the date specified in such notice, and the rent and other sums due hereunder shall be reduced from the date of such damage or taking until the date specified in such notice, based upon the extent to which the damage or taking and/or the making of repairs interferes with the business carried on by Sub-Lessee at the Sub-Lease Premises.

24. Cumulative Remedies. No remedy herein or otherwise conferred upon or reserved to Sub-Lessor shall be considered to exclude or suspend any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Sub-Lease to Sub-Lessor may be exercised from time to time and as often as the occasion may arise or as may be deemed expedient. No delay or omission of Sub-Lessor to exercise any right or power arising from any default shall impair any such right or power nor shall it be construed to be a waiver of any such default or any acquiescence therein. Neither the rights herein given to receive, collect, sue for or distrain for any rent or rents, monies or payments, or to enforce the terms, conditions, covenants and provisions of this Lease, or to prevent the breach or nonobservance thereof, or the exercise of any such right or of any other right or remedy hereunder or otherwise granted or arising, shall in any way affect, impair or toll the right or power of Sub-Lessor to declare the Sub-Lease terms hereby granted ended, to terminate this Lease as provided for in this Sub-Lease, or to repossess without terminating this Lease, because of any default in or breach of the terms, conditions, covenants and provisions of this Sub-Lease.

25. Broker. Sub-Lessee and Sub-Lessor each represents that it has not dealt with any broker other than Avison Young and Easton & Associates (collectively, the “Brokers”) in connection with this Sub-Lease and, subject to Sub-Lessor’s payment obligation in the sentence that follows, agrees to indemnify and hold the other harmless from all damages, liability and expense (including reasonably attorney’s fees) arising from any claims or demands of any brokers or finders other than the Brokers and for any commission alleged to be due to such brokers or finders in connection with their participation in the negotiation of this Sub-Lease. Any and all brokerage commissions shall be paid by Sub-Lessor to the Brokers pursuant to separate agreements between Sub-Lessor and the Brokers.

26. Miscellaneous.

A.

The prevailing party in any action or proceeding taken under or pursuant to this Sub-Lease shall, to the extent deemed appropriate and in the amount fixed by the applicable court or other trier of fact in its sole and complete discretion, be entitled to reimbursement from the non-prevailing party in such action or proceeding for the reasonable attorneys’ fees and expenses incurred by the prevailing party in connection with such action or proceeding.

B.

Whenever a period of time is herein prescribed for action to be taken by either Sub-Lessor or Sub-Lessee, as the case may be, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, theft, crime, fire, public enemy, injunction, insurrection, court order, requisition of governmental body or authority, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party.

C.

Except with respect to the three (3) day statutory notice demanding rent or possession, it is understood and agreed between the parties hereto that written notice addressed to Sub-Lessee or Sub-Lessor at their respective addresses set forth herein, and mailed, certified mail, return receipt requested, or delivered by hand to the addresses below, shall constitute sufficient notice to the addressee; notice shall be deemed given, when received by the addressee at the following designated addresses:

TO SUB-LESSEE: at the Sub-Lease Premises, [***].

TO SUB-LESSOR: [***]

                                       [***]

                                       [***]

or to such other persons or at such other addresses (other than a post-office box) as a party shall designate in writing and deliver to the other; provided, however, that any notification to Sub-Lessee must be to an address (other than a post-office address) in Miami-Dade County, Florida.

D.	There is no option to extend this sub-lease.

E.

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Sub-Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Sub-Lessor and Sub-Lessee.

F.

It is mutually agreed between Sub-Lessor and Sub-Lessee that the respective parties hereto shall and do hereby waive trial by jury in any action or proceeding arising out of or in connection with this Sub-Lease.

G.

This Sub-Lease contains the entire agreement between the parties hereto and all previous negotiations leading thereto, and it may be modified only by an agreement in writing, signed by Sub-Lessor and Sub-Lessee. There are no promises, agreements, conditions or understandings, either oral or written, between Sub-Lessor and Sub-Lessee other than those set forth herein. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Sub-Lease shall be binding upon Sub-Lessor or Sub-Lessee unless reduced to writing and signed by them. No surrender of the Sub-Lease Premises, or of the remainder of the Sub-Lease Term, shall be valid unless accepted by Sub-Lessor in writing.

H.

If any term or provision of this Sub-Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Sub-Lease shall not be affected thereby, but each term and provision of this Sub-Lease shall be valid and be·enforced to the fullest extent permitted by law.

I.

This Sub-Lease shall be governed by and construed in accordance with the laws of the State of Florida. This Sub-Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sub-Lease to be drafted. Each covenant, agreement, obligation or other provision of this Sub-Lease to be performed by Sub-Lessee, shall be deemed and construed as a separate and independent covenant of Sub-Lessee, not dependent on any other provision of this Sub-Lease or on any covenant or obligation of Sub-Lessee. All terms and words used in this Sub-Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Any action instituted by any party hereto against the other with regard to this Sub-Lease shall be in Miami-Dade County, Florida.

J.

Each individual executing this Sub-Lease on behalf of Sub-Lessee and Sub-Lessor represents and warrants that he is duly authorized to execute and deliver this Sub-Lease on behalf of such entity and that this Sub-Lease is binding upon the entity on whose behalf such individual is executing this Sub-Lease in accordance with its terms.

K.

All of the terms, conditions, covenants and provisions contained in this Sub-Lease shall extend and inure to and be binding upon the heirs, personal representatives, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Sub-Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, personal representatives, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, personal representatives, administrators, successors and assigns, any right, claim or privilege by virtue of any terms, conditions, covenants and provisions contained in this Sub-Lease. If more than one person executes this Sub-Lease as Sub-Lessee, Sub-Lessee’s obligations shall be joint and several.

L.

Headings or captions preceding the text of the several paragraphs of this Sub-Lease are inserted solely for convenience of reference and shall not constitute a part of this Sub-Lease, nor shall they affect its meaning, construction or effect.

M.

To expedite the execution of this Sub-Lease, the parties agree, (i) that this Sub-Lease may be executed in counterpart all of which together shall be deemed an original, (ii) that faxed copies of this Sub-Lease signed by the parties shall be deemed an original and binding upon the signing party; and (iii) that the parties agree to exchange original documents so that each of the parties shall have an original instrument signed by it and by the other party.

N.

USA Patriot Act. Sub-Lessee represents and warrants to Sub-Lessor that: (i) neither the Sub-Lessee nor any person or entity who directly owns a ten percent (10%) or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury ((including those named on the Office of Foreign Asset Control’s “Specialty Designated Nationals and Blocked Persons” list, found at http://www.treas.gov/offices/enforcement/ofac or under any statute, Executive Order (including Executive Order 13224 signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”)), or other governmental action; and (ii) Sub-Lessee activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time). Sub-Lessee covenants that, throughout the Sub-Lease Term, it shall not be or become a person or entity listed on any list stated in preceding clause (i), and it shall comply with Executive Order 13224 and with the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 and the regulations or orders promulgated thereunder (as amended from time to time).

O.

Confidentiality. Each party acknowledges that it or its employees, agents or contractors may be exposed to or acquire non-public information which is proprietary to or confidential to the other party and/or Landlord (including the business terms of this Sub-Lease), or, with respect to their affiliated companies or to third parties to whom Sub-Lessor, Sub-Lessee, and/or Landlord owes a duty of confidentiality. Each party agrees that it and its employees, agents and contractors (i) shall hold such information in strict confidence and shall not copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purpose whatsoever and (ii) shall advise each of its employees who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential. The foregoing provisions shall not be applicable to (i) information which is in the public domain, (ii) information which the parties hereto agree in writing to release from the terms of this provision, and (iii) disclosures which any of the parties hereto are legally required to make and disclosures to a tax, accounting, financial or legal consultant as necessary for tax, accounting, financial or business advice. This provision shall survive the termination or expiration of this Sub-Lease. Each party shall not discuss with, or comment to unrelated third parties or members of the press or other media, regarding the terms of this lease, the terms of its existing and future agreements between Sub-Lessor and/or Landlord and Sub-Lessee. The foregoing shall not preclude Sub-Lessee from acknowledging the Sub-Lease the extent necessary to perform its obligations under this Sub-Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto executed this instrument this 19th day of September 2019.

Signed, sealed & delivered

in the presence of:

Witnesses as to Sub-Lessor:
SUB-LESSOR:

MILLICOM INTERNATIONAL SERVICES, LLC, a Florida limited liability company,

/s/ Marta L. Garcia
Print Name

Marta L. Garcia	By:	/s/ Salvador Escalon
Print Name	Name:	Salvador Escalon
	Its:	Manager

Witnesses as to Sub-Lessor:	SUB-LESSOR:

/s/ Teresa de Torres Teresa de Torres	MILLICOM INTERNATIONAL SERVICES, LLC, a Florida limited liability company,

/s/ Paola Ballesteros
Paola Ballesteros

Witnesses as to Sub-Lessee:

/s/ Melissa M. Mari
Print Name Melissa M. Mari

/s/ Carolina Carbonell
Print Name Carolina Carbonell

Print Name

Print Name

By:	/s/ Paola Guzman / Ballesteros
Name:	Paola Guzman / Ballesteros
Its:	Manager

SUB-LESSEE:

VERTICE TECHNOLOGIES, LLC, a Florida limited liability company,

By:	/s/ Reinaldo Acosta, III
Name:	Reinaldo Acosta, III
Its:	Chief Executive Officer

PRIME LANDLORD:
396 ALHAMBRA, LLC, a Florida limited liability company

By:
Name:	Jose A Perez Helguera
Its:	Manager